Ex-(a)(1)(i)

Nuveen Taxable Municipal Income Fund

333 West Wacker Drive

Chicago, Illinois 60606

Dear Shareholder:

On March 2, 2018, the Board of Trustees of the Nuveen Taxable Municipal Income Fund (the “Fund”), announced a tender offer for the Fund’s common shares of beneficial interest (“Common Shares”), contingent on the successful completion of the merger and combination of Nuveen Build America Bond Opportunity Fund with and into the Fund. The merger and combination were successfully completed on November 19, 2018. The Fund is now commencing an offer to purchase up to 20% of its issued and outstanding Common Shares upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the related Letter of Transmittal (which together constitute the “Offer”). If more than 20% of the Common Shares are tendered and not withdrawn, any purchases will be made on a pro rata basis. The offer is for cash at a price equal to 100% of the Fund’s net asset value per share (“NAV”) as of the close of ordinary trading on the New York Stock Exchange (“NYSE”) on the day the offer expires (as described below). The price that shareholders receive will be net of a repurchase fee, which is estimated to be less than $0.03 per share, assuming the tender offer is fully subscribed. The Offer is designed to provide shareholders of the Fund with the opportunity to sell a portion of their investment in the combined fund at net asset value, less a repurchase fee.

In order to participate, the materials described in the Offer must be delivered to Computershare by 5:00 p.m. New York City time, February 12, 2019, or such later date to which the Offer is extended (the “Expiration Date”). The pricing time and date for the Offer is currently scheduled to be the close of ordinary trading on the NYSE on February 12, 2019. Should the Offer be extended beyond February 12, 2019, the pricing date will be the close of ordinary trading on the NYSE on the newly designated Expiration Date. The amount to be paid per share will be 100% of the NAV of the Common Shares as of the close of ordinary trading on the NYSE on the Expiration Date. The price that shareholders receive will be net of a repurchase fee, which is estimated to be less than $0.03 per share, assuming the tender offer is fully subscribed. Shareholders who choose to participate in the Offer can expect payments for Common Shares tendered and accepted to be mailed within approximately ten business days after the Expiration Date.

If, after carefully evaluating all of the information set forth in the Offer to Purchase, you wish to tender Common Shares pursuant to the Offer, please follow the instructions contained in the Offer to Purchase and Letter of Transmittal or, if your Common Shares are held of record in the name of a broker, dealer, commercial bank, trust company or other nominee, contact that firm to effect the tender for you. Shareholders are urged to consult their own investment and tax advisers and make their own decisions whether to tender any Common Shares and, if so, how many Common Shares to tender.

As of the close of ordinary trading on the NYSE on January 9, 2019, the Fund’s NAV was $20.83 per Common Share and 34,194,864 Common Shares were issued and outstanding. The Fund’s NAV during the pendency of this Offer may be obtained by contacting Georgeson LLC, the Fund’s Information Agent, toll free at: (888) 605-8334.

NEITHER THE FUND NOR ITS BOARD OF TRUSTEES IS MAKING ANY RECOMMENDATION TO ANY SHAREHOLDER WHETHER TO TENDER OR REFRAIN FROM TENDERING COMMON SHARES IN THE OFFER. THE FUND AND BOARD URGE EACH SHAREHOLDER TO READ AND EVALUATE THE OFFER AND RELATED MATERIALS CAREFULLY AND MAKE HIS OR HER OWN DECISION. QUESTIONS, REQUESTS FOR ASSISTANCE AND REQUESTS FOR ADDITIONAL COPIES OF THE OFFER SHOULD BE DIRECTED TO GEORGESON LLC AT (888) 605-8334.

Sincerely,
Terence J. Toth
Chairman of the Board of Trustees

January 14, 2019

OFFER TO PURCHASE

NUVEEN TAXABLE MUNICIPAL INCOME FUND

OFFER TO PURCHASE FOR CASH UP TO 6,838,973

OUTSTANDING COMMON SHARES OF BENEFICIAL INTEREST

SUMMARY TERM SHEET

THIS SUMMARY HIGHLIGHTS CERTAIN INFORMATION IN THIS OFFER TO PURCHASE. TO UNDERSTAND THE OFFER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE TERMS OF THE OFFER, YOU SHOULD READ CAREFULLY THIS ENTIRE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL. WE HAVE INCLUDED SECTION REFERENCES PARENTHETICALLY TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION IN THE OFFER TO PURCHASE OF THE TOPICS IN THIS SUMMARY.

What and how many securities is Nuveen Taxable Municipal Income Fund (the “Fund”) offering to purchase? (See Section 1, “Price; Number of Shares”)

The Fund is offering to purchase up to 20% or 6,838,973 (the “Offer Amount”) of its common shares of beneficial interest (“Shares”). If the number of Shares properly tendered and not withdrawn prior to the date and time the offer expires is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the offer, purchase all Shares tendered. If more Shares than the Offer Amount are properly tendered and not withdrawn prior to the date the offer expires, the Fund will purchase the Offer Amount on a pro rata basis. Shareholders cannot be assured that all of their tendered Shares will be repurchased.

How much and in what form will the Fund pay me for my Shares? (See Section 1, “Price; Number of Shares” and Section 4, “Payment for Shares”)

The Fund will pay cash for Shares purchased pursuant to the offer. The purchase price will equal 100% of the net asset value per share (“NAV”), as of the close of ordinary trading on the New York Stock Exchange (the “NYSE”) on February 12, 2019, unless the offer is extended. The price that shareholders receive will be net of a repurchase fee, which is estimated to be less than $0.03 per share, assuming the tender offer is fully subscribed. As of January 9, 2019, the Fund’s NAV was $20.83 per Share. Of course, the NAV can change every business day. You can obtain current NAV quotations from Georgeson LLC, the information agent for the Offer (“Information Agent”), at (888) 605-8334.

When does the offer expire? Can the Fund extend the offer, and if so, when will the Fund announce the extension? (See Section 1, “Price; Number of Shares” and Section 15, “Extension of Tender Period; Termination; Amendments”)

•	The offer expires on Tuesday, February 12, 2019, at 5:00 p.m., New York City time, unless the Fund extends the offer.

•	The Fund may extend the offer period at any time. If it does, the Fund will determine the purchase price as of the close of ordinary trading on the NYSE on the new Expiration Date.

•

If the offer period is extended, the Fund will make a public announcement of the extension no later than 9:30 a.m. New York City time on the next business day following the previously scheduled Expiration Date.

(i)

Will I have to pay any fees or commissions on Shares I tender? (See Section 1, “Price; Number of Shares,” Section 4, “Payment for Shares” and Section 16, “Fees and Expenses”)

Shares will be purchased at 100% of the Fund’s NAV. The price that shareholders receive will be net of a repurchase fee, which is estimated to be less than $0.03 per share, assuming the tender offer is fully subscribed. The repurchase fee is to pay direct costs of the tender offer. Such costs may include, but are not limited to, legal fees and printing, mailing and other expenses. Any costs of the tender offer that exceed the amount of the repurchase fee will be paid by the Fund. If your Shares are held through a financial intermediary, the financial intermediary may charge a service fee for participation in the offer.

Does the Fund have the financial resources to pay me for my Shares? (See Section 11, “Source and Amount of Funds”)

Yes. To pay for Shares tendered, the Fund will be required to sell a portion of its portfolio securities. The Fund may be required to make such sales under adverse market or economic conditions, which could result in the Fund selling portfolio investments at prices lower than the values at which the Fund carries the investments on its books. The Fund currently has significant capital loss carryforwards. However, if, at the time of sale, the Fund’s portfolio investments being sold have appreciated in value and the realized gains from such sale were to exceed the amount of the Fund’s available capital loss carryforwards, the sale would result in realization of capital gains or investment income that may then need to be distributed to Fund shareholders. In such event, which Nuveen Fund Advisors, LLC, the Fund’s investment adviser (“Nuveen Fund Advisors” or the “Adviser”) believes to be unlikely, this may result in U.S. federal income tax liability to shareholders following the completion of the tender offer.

The Board of Trustees believes that the Fund will have sufficient liquidity after the sale of a portion of the securities in the Fund’s investment portfolio to purchase the Shares that may be tendered pursuant to the Offer. However, if, in the judgment of the Board of Trustees, there is not sufficient liquidity of the assets of the Fund to pay for tendered Shares, the Fund may terminate the Offer. See Section 5, “Certain Conditions of the Offer.” The Fund will not borrow money or undertake any other alternative arrangements to finance the purchase of tendered Shares.

How do I tender my Shares? (See Section 2, “Procedures for Tendering Shares”)

If your Shares are registered in the name of a nominee holder, such as a broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), you should contact that firm if you wish to tender your Shares.

All other shareholders wishing to participate in the offer must, prior to the date and time the offer expires, EITHER:

•

Complete and execute a Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal. You must send these materials to Computershare (the “Depositary”) at its address set forth on page (v) of this offer. If you hold certificates for Shares, you must send the certificates to the Depositary at its address set forth on page (v) of this offer. If your Shares are held in book-entry form, you must comply with the book-entry delivery procedure set forth in Section 2.C of this offer. In all these cases, the Depositary must receive these materials prior to the date and time the offer expires.

OR

•	Comply with the Guaranteed Delivery Procedure set forth in Section 2.D of this offer.

The Fund’s transfer agent holds Shares in uncertificated form for certain shareholders pursuant to the Fund’s dividend reinvestment plan. When a shareholder tenders share certificates, the Depositary will accept any of the shareholder’s uncertificated Shares for tender first, and accept the balance of tendered Shares from the shareholder’s certificated Shares.

(ii)

Until what time can I withdraw tendered Shares? (See Section 3, “Withdrawal Rights”)

You may withdraw your tendered Shares at any time prior to the date and time the offer expires. You may not withdraw your shares after 5:00 p.m. New York City time, on February 12, 2019 through March 13, 2019. If the Fund has not yet accepted tendered Shares for payment by March 13, 2019, you may withdraw your tendered Shares.

How do I withdraw tendered Shares? (See Section 3, “Withdrawal Rights”)

If you desire to withdraw tendered Shares, you should either:

•	Give proper written notice to the Depositary; or

•	If your Shares are held of record in the name of a Nominee Holder, contact that firm to withdraw your tendered Shares.

Will there be any tax consequences to tendering my Shares? (See Section 2, “Procedures for Tendering Shares,” Section 10, “Certain Effects of the Offer” and Section 14, “Certain Federal Income Tax Consequences”)

Yes. If your tendered Shares are purchased, it will be a taxable transaction either in the form of a “sale or exchange” or, under certain circumstances, a “dividend.” See Section 2 with respect to the application of Federal income tax withholding on payments made to shareholders. Please consult your tax adviser as to the tax consequences of tendering your Shares in this offer.

What is the purpose of the offer? (See Section 6, “Purpose of the Offer”)

Prior to initiating the tender offer, the Fund’s Board of Trustees approved the merger and combination of Nuveen Build America Bond Opportunity Fund with and into the Fund. Prior to the merger, each of the Nuveen Build America Bond Opportunity Fund and the Fund had termination dates of December 31, 2020 and June 30, 2020, respectively. Upon the successful completion of the merger, the Fund’s termination date was eliminated, and the Fund transitioned to a perpetual structure. As a result of the elimination of the termination date, shareholders of the Fund gave up the potential incremental return from receiving the then-current NAV at the Fund’s liquidation at the Fund’s termination date, which may have been higher than the market price for the Fund’s common shares at such time. In consideration of the foregoing, the Board of Trustees authorized the Fund to conduct a tender offer to allow shareholders who do not wish to maintain their investment in the Fund an opportunity to sell a portion of their investment in the Fund at NAV, less a repurchase fee.

Please bear in mind that neither the Fund nor its Board has made any recommendation as to whether or not you should tender your Shares. Shareholders are urged to consult their own investment and tax advisers and make their own decisions whether to tender any Shares and, if so, how many Shares to tender.

What are the most significant conditions of the offer? (See Section 5, “Certain Conditions of the Offer”)

It is the Board of Trustees’ policy that the Fund cannot accept Shares tendered for payment under any one of the following circumstances that, in the view of the Board of Trustees, would make it inadvisable to proceed with the offer, purchase or payment. The following is not a complete list. For a complete list of the conditions of the offer, please see Section 5, “Certain Conditions of the Offer.”

•

The Fund would be unable to sell portfolio securities in an orderly manner or such sale would have an adverse effect on the NAV of the Fund to the detriment of those shareholders who do not tender their Shares.

•	The offer could impair compliance with U.S. Securities and Exchange Commission or Internal Revenue Service requirements.

•	Trading generally or prices on the NYSE or NASDAQ are suspended or limited.

(iii)

•	The purchase of Shares in the offer would result in the delisting of the Shares from the NYSE.

•	In the Board of Trustees’ judgment, there is a material legal action or proceeding instituted or threatened, challenging the offer or otherwise potentially materially adversely affecting the Fund.

•	Certain circumstances exist beyond the Fund’s control.

•	In the Board of Trustees’ judgment, the Fund or its shareholders might be adversely affected if Shares were purchased in the offer.

•	The Board of Trustees determines that the purchase of Shares might be a breach of its fiduciary duty.

If I decide not to tender, how will the offer affect my Shares? (See Section 10, “Certain Effects of the Offer” and Section 16, “Fees and Expenses”)

If you do not tender your shares, you will retain investment exposure to Build America Bonds (“BABs”) through the Fund. The Fund invests primarily in a diversified portfolio of taxable municipal securities (including, but not limited to BABs) and may invest up to 20% of its assets in securities, including tax-exempt municipal securities and US Treasury and other government securities. BABs are a unique taxable asset class, and were issued only during 2009 and 2010. BABs were issued by state and local governments pursuant to the American Recovery and Reinvestment Act of 2009 and were designed to create jobs and stimulate the economy through federal subsidies that reduced net borrowing costs for the issuer. BABs offer several distinctive characteristics, including long durations as well as higher yields and favorable historical default experience relative to comparably rated taxable bonds, which have made these securities attractive to a broad investor base. A significant portion of the Fund’s portfolio currently consists of BABs with above market purchase yields and sizeable unrealized capital gains. Nuveen Fund Advisors believes that BABs remain an attractive investment opportunity due to their distinctive characteristics. By maintaining an investment in the Fund, Shareholders remain invested in the scarce supply of BABs.

If you do not tender your Shares (or if you own Shares following completion of the offer) you will be subject to any increased risks associated with the reduction in the Fund’s total assets due to the sale of a portion of the Fund’s portfolio securities to fund payment for the tendered Shares. These risks may include greater volatility due to a decreased asset base and proportionately higher expenses. The reduced assets of the Fund as a result of the offer may result in less investment flexibility for the Fund, depending on the number of Shares repurchased, could limit the Fund’s ability to use leverage, and may have an adverse effect on the Fund’s investment performance.

Will I receive the February 2019 dividend distribution, payable in March 2019, on the Shares I tender?

It is currently anticipated that you will not receive the February 2019 dividend distribution on tendered Shares. Shareholders tendering Shares are entitled to receive all dividends with an “ex date” on or before the Expiration Date, provided that they own Shares as of the dividend record date. Shareholders will not receive the February 2019 dividend distribution on tendered Shares unless the Expiration Date is extended because the expected record date for the February 2019 dividend distribution will be February 20, 2019, and the expected “ex date” will be February 19, 2019.

Whom do I contact if I have questions about the tender offer?

For additional information or assistance, you may call the Information Agent toll-free at (888) 605-8334.

(iv)

NUVEEN TAXABLE MUNICIPAL INCOME FUND

OFFER TO PURCHASE FOR CASH UP TO 6,838,973

ISSUED AND OUTSTANDING COMMON SHARES OF

BENEFICIAL INTEREST AT 100% OF NET ASSET VALUE PER SHARE,

LESS A REPURCHASE FEE

THE OFFER PERIOD AND WITHDRAWAL RIGHTS

WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME

ON FEBRUARY 12, 2019, UNLESS THE OFFER IS EXTENDED.

To the holders of Common Shares of NUVEEN TAXABLE MUNICIPAL INCOME FUND:

Nuveen Taxable Municipal Income Fund, a diversified, closed-end management investment company organized as a Massachusetts business trust (the “Fund”), is offering to purchase up to 20%, or 6,838,973 of its Common Shares (“Offer Amount”), with par value of $0.01 per share (“Shares”), for cash at a price (the “Purchase Price”) equal to 100% of their net asset value per share (“NAV”) as of the close of ordinary trading on the New York Stock Exchange (the “NYSE”) on February 12, 2019, or if the offer is extended, as of the close of ordinary trading on the NYSE on the new expiration date, less a repurchase fee, which is estimated to be less than $0.03 per share, assuming the tender offer is fully subscribed. The offer period and withdrawal rights will expire at 5:00 p.m. New York City time on February 12, 2019 (the “Initial Expiration Date”), unless extended (the Initial Expiration Date or the latest date to which the Offer is extended, the “Expiration Date”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the “Offer”). The Shares are currently traded on the NYSE under the ticker symbol “NBB.” The NAV on January 9, 2019 was $20.83 per Share. You can obtain current NAV quotations from Georgeson LLC, the information agent for the Offer (“Information Agent”) at (888) 605-8334. For information on Share price history, see Section 8, “Price Range of Shares.”

The Offer is not conditioned upon the tender of any minimum number of Shares. If the number of Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares tendered. If more Shares than the Offer Amount are properly tendered and not withdrawn prior to the Expiration Date, the Fund will, upon the terms and subject to the conditions of the Offer, purchase the Offer Amount on a pro rata basis. See Section 1, “Price; Number of Shares.”

If, after carefully evaluating all of the information set forth in the Offer, you wish to tender Shares pursuant to the Offer, please either follow the instructions contained in the Offer and Letter of Transmittal or, if your Shares are held of record in the name of a Nominee Holder, contact such firm to effect the tender for you. If you do not wish to tender your Shares, you need not take any action.

(v)

THIS OFFER IS BEING MADE TO ALL SHAREHOLDERS

OF THE FUND AND IS NOT CONDITIONED UPON ANY

MINIMUM NUMBER OF SHARES BEING TENDERED.

THIS OFFER IS SUBJECT TO CERTAIN CONDITIONS.

SEE SECTION 5, “CERTAIN CONDITIONS OF THE OFFER.”

IMPORTANT

Neither the Fund nor its Board of Trustees makes any recommendation to any shareholder as to whether to tender any or all of such shareholder’s Shares. Shareholders are urged to evaluate carefully all information in the offer, consult their own investment and tax advisers, and make their own decisions whether to tender Shares and, if so, how many Shares to tender.

No person has been authorized to make any recommendation on behalf of the Fund as to whether shareholders should tender Shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal. If given or made, such recommendation and such information and representations must not be relied upon as having been authorized by the Fund. The Fund has been advised that neither the Fund’s Trustees nor its investment adviser intend to tender any Shares pursuant to the Offer.

Questions and requests for assistance and requests for additional copies of this Offer to Purchase and Letter of Transmittal should be directed to the Information Agent at the telephone number set forth below.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor,

New York, NY 10104

All Holders Call Toll Free: (888) 605-8334

The Depositary for the Offer is:

By Mail:	By Registered, Certified or Express Mail or Overnight Courier:
Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions	c/o Voluntary Corporate Actions
P.O. Box 43011	250 Royall Street, Suite V
Providence, RI 02940-3011	Canton, MA 02021

January 14, 2019

(vi)

1. PRICE; NUMBER OF SHARES.

The Fund will, upon the terms and subject to the conditions of the Offer, accept for payment (and thereby purchase) up to the Offer Amount of its issued and outstanding Shares or such lesser number as are properly tendered (and not withdrawn in accordance with Section 3, “Withdrawal Rights”). The Fund reserves the right to extend the Offer to a later Expiration Date. See Section 15, “Extension of Tender Period; Termination; Amendments.” The later of the Initial Expiration Date or the latest time and date to which the Offer is extended is hereinafter called the “Expiration Date.” The purchase price of the Shares will equal to 100% of the Fund’s net asset value per share (“NAV”) as of the close of ordinary trading on the New York Stock Exchange (“NYSE”) on the Expiration Date. The price that shareholders receive will be net of a repurchase fee, which is estimated to be less than $0.03 per share, assuming the tender offer is fully subscribed. The NAV on January 9, 2019 was $20.83 per Share. You can obtain current NAV quotations from the Information Agent by calling (888) 605-8334. Shareholders tendering Shares shall be entitled to receive all dividends with an “ex date” on or before the Expiration Date provided that they own Shares as of the record date. It is currently anticipated that shareholders who tender Shares will not receive the February 2019 dividend distribution on tendered Shares. Shareholders tendering Shares are entitled to receive all dividends with an “ex date” on or before the Expiration Date, provided that they own Shares as of the dividend record date. Shareholders will not receive the February 2019 dividend distribution on tendered Shares unless the Expiration Date is extended because the expected record date for the February 2019 dividend distribution will be February 20, 2019, and the expected “ex date” will be February 19, 2019.

The Offer is being made to all common shareholders of the Fund and is not conditioned upon any minimum number of Shares being tendered. If the number of Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares so tendered. If more Shares than the Offer Amount are properly tendered and not withdrawn prior to the Expiration Date, the Fund will purchase the Offer Amount on a pro rata basis. Shares acquired by the Fund pursuant to the Offer will thereafter constitute authorized but unissued shares.

Shares will be purchased at 100% of the Fund’s NAV as of the close of ordinary trading on the NYSE on the Expiration Date. The price that shareholders receive will be net of a repurchase fee, which is estimated to be less than $0.03 per share, assuming the tender offer is fully subscribed. The repurchase fee is to pay direct costs of the tender offer. Such costs may include, but are not limited to, legal fees and printing, mailing and other expenses. Any costs of the Offer that exceed the amount of the repurchase fee will be paid by the Fund. If your Shares are held through a financial intermediary, the financial intermediary may charge a service fee for participation in the offer. Tendering shareholders will not be obligated to pay transfer taxes on the purchase of Shares by the Fund, except in the circumstances set forth in Section 4, “Payment for Shares.”

On January 9, 2019, there were 34,194,864 Shares issued and outstanding and there were approximately 25,107 holders of record of Shares. The Fund has been advised that neither its Trustees nor its investment adviser intend to tender any Shares pursuant to the Offer. An executive officer of the Fund intends to tender his Shares pursuant to the Offer. Such officer will be subject to the same conditions and prorations of the Offer as all other shareholders of the Fund.

The Fund reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving notice of such extension to the Depositary and making a public announcement thereof. See Section 15, “Extension of Tender Period; Termination; Amendments.” The Fund makes no assurance that it will extend the Offer. If the Fund decides, in its sole discretion, to decrease the number of Shares being sought and, at the time that notice of such decrease is first published, sent or given to holders of Shares in the manner specified below, the Expiration Date is less than ten business days away, the Expiration Date will be extended at least ten business days from the date of the notice. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw his or her Shares.

2. PROCEDURES FOR TENDERING SHARES.

A. Proper Tender of Shares.

Holders of Shares that are registered in the name of a nominee holder, such as a broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”) should contact such firm if they desire to tender their Shares.

For Shares to be properly tendered pursuant to the Offer, the following must occur prior to 5:00 p.m. New York City time on the Expiration Date:

(a)

A properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, (or an Agent’s Message in the case of a book-entry transfer, as described in Section 2.C), and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on page (v) of this Offer; and

(b)

Either the certificates for the Shares must be received by the Depositary at its address set forth on page (v) of this Offer, or the tendering shareholder must comply with the book-entry delivery procedure set forth in Section 2.C; or

(c)	Shareholders must comply with the Guaranteed Delivery Procedure set forth in Section 2.D.

If the Letter of Transmittal or any certificates or stock powers are signed by trustees, executors, administrators, guardians, agents, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and must submit proper evidence satisfactory to the Fund of their authority to so act.

Letters of Transmittal and certificates representing Shares should be sent to the Depositary; they should not be sent or delivered to the Fund.

The Fund’s transfer agent holds Shares in uncertificated form for certain shareholders pursuant to the Fund’s dividend reinvestment plan. When a shareholder tenders certificated Shares, the Depositary will accept any of the shareholder’s uncertificated Shares for tender first, and accept the balance of tendered Shares from the shareholder’s certificated Shares, and any remaining Shares will be issued in book-entry and will be electronically held in your account in lieu of a certificate.

Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, to tender shares in a partial tender offer for such person’s own account unless at the time of tender, and at the time the shares are accepted for payment, the person tendering has a net long position equal to or greater than the amount tendered in (i) shares, and will deliver or cause to be delivered such shares for the purpose of tender to the person making the offer within the period specified in the offer, or (ii) an equivalent security and, upon acceptance of his or her tender, will acquire shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the offer, and will deliver or cause to be delivered the shares so acquired for the purpose of tender to the fund prior to or on the Expiration Date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

The acceptance of Shares by the Fund for payment will constitute a binding agreement between the tendering shareholder and the Fund upon the terms and subject to the conditions of the Offer, including the tendering shareholder’s representation that (i) such shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act and (ii) the tender of such Shares complies with Rule 14e-4.

By submitting the Letter of Transmittal, a tendering shareholder shall, subject to and effective upon acceptance for payment of the Shares tendered, be deemed in consideration of such acceptance to sell, assign and transfer to, or upon the order of, the Fund all right, title and interest in and to all the Shares that are being tendered (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Shares after the Expiration Date) and irrevocably constitute and appoint the Depositary the true and lawful agent and attorney-in-fact of the tendering shareholder with respect to such Shares (and any such dividends, distributions, other Shares or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates for such Shares (and any such other dividends, distributions, other Shares or securities or rights) or transfer ownership of such Shares (and any such other dividends, distributions, other Shares or securities or rights), together, in either such case, with all accompanying evidences of transfer and authenticity to or upon the order of the Fund, upon receipt by the Depositary of the purchase price, (b) present such Shares (and any such other dividends, distributions, other Shares or securities or rights) for transfer on the books of the Fund, and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Shares (and any such other dividends, distributions, other Shares or securities or rights), all in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney given by the tendering shareholder with respect to such Shares (and any such dividends, distributions, other shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering shareholder with respect to the tendered Shares (and, if given, will be null and void).

By submitting a Letter of Transmittal, and in accordance with the terms and conditions of the Offer, a tendering shareholder shall be deemed to represent and warrant that: (a) the tendering shareholder has full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Shares after the Expiration Date); (b) when and to the extent the Fund accepts the Shares for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering shareholder will execute and deliver any additional documents deemed by the Depositary or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered Shares (and any and all dividends, distributions, other Shares or securities or rights declared or issuable in respect of such Shares after the Expiration Date); and (d) the tendering shareholder has read and agreed to all of the terms of the Offer, including this Offer to Purchase and the Letter of Transmittal.

B. Signature Guarantees and Method of Delivery.

Signatures on the Letter of Transmittal are required to be guaranteed if the tendered stock certificates are registered in a name other than that of the tendering shareholder or if a check for cash is to be issued in a name other than that of the registered owner of such Shares. In those instances, all signatures on the Letter of Transmittal must be guaranteed by an eligible guarantor acceptable to the Depositary (an “Eligible Guarantor”). An eligible guarantor includes a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (“STAMP”), or a bank, broker, dealer, credit union, savings association or other entity that is an “Eligible Guarantor Institution” as such term is defined in Rule 17Ad-15 under the Exchange Act. If Shares are tendered for the account of an institution that qualifies as an Eligible Guarantor, signatures on the Letter of Transmittal are not required to be guaranteed. If the Letter of Transmittal is signed by a person or persons authorized to sign on behalf of the registered owner(s), then the Letter of Transmittal must be accompanied by documents evidencing such authority to sign to the satisfaction of the Fund.

THE METHOD OF DELIVERY OF ANY DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, IS AT THE ELECTION AND RISK OF THE PARTY TENDERING SHARES. IF DOCUMENTS ARE SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED.

C. Book-Entry Delivery Procedure.

The Depositary will establish accounts with respect to the Shares at The Depository Trust Company (“DTC”) for purposes of the Offer by January 14, 2019. Any financial institution that is a participant in any of DTC’s systems may make delivery of tendered Shares by (i) causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedure for such transfer; and (ii) causing a confirmation of receipt of such delivery to be received by the Depositary. DTC may charge the account of such financial institution for tendering Shares on behalf of shareholders. Notwithstanding that delivery of Shares may be properly effected in accordance with this book-entry delivery procedure, the Letter of Transmittal, with signature guarantee, if required, or, in lieu of the Letter of Transmittal, an Agent’s Message (as defined below) in connection with a book-entry transfer, must be transmitted to and received by the Depositary at the appropriate address set forth on page (v) of this Offer to Purchase before 5:00 p.m. New York City time on the Expiration Date.

The term “Agent’s Message” means a message from DTC transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer (a “Book-Entry Confirmation”), which states that DTC has received an express acknowledgment from the DTC participant (“DTC Participant”) tendering the Shares that are the subject of the Book-Entry Confirmation that (i) the DTC Participant has received and agrees to be bound by the terms of the Letter of Transmittal; and (ii) the Fund may enforce such agreement against the DTC Participant.

DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC’S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY FOR PURPOSES OF THIS OFFER.

D. Guaranteed Delivery Procedure.

If your certificates for Shares are not immediately available or time will not permit the Letter of Transmittal and other required documents to reach the Depositary prior to the Expiration Date, you may properly tender Shares if the following three conditions are met:

(i)	You make such tenders by or through an Eligible Guarantor;

(ii)

The Depositary receives, prior to 5:00 p.m. New York City time on the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Fund (delivered by mail, or email transmission); and

(iii)

The certificates for all tendered Shares, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal, are received by the Depositary within two NYSE trading days after the execution date of the Notice of Guaranteed Delivery.

E. Determination of Validity.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Depositary, in its sole discretion, whose determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or good order, or the acceptance of or payment for which may, in the opinion of the Fund’s counsel, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Shares or any particular shareholder, and the Fund’s interpretations of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such times as the Fund shall determine. Tendered Shares will not be accepted for payment unless any defects or irregularities have been cured or waived within such time. Neither the Fund, the Depositary nor any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

F. Federal Income Tax Withholding.

Backup Withholding. To prevent backup federal income tax withholding equal to 24% of the gross payments made pursuant to the Offer, each shareholder must notify the Depositary of such shareholder’s correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing the Substitute Internal Revenue Service (“IRS”) Form W-9, if one is included with the Letter of Transmittal. Non-U.S. Shareholders (as that term is defined in the next paragraph) who have not previously submitted an IRS Form W-8 (W-8BEN, W-8BEN-E, W-8ECI, W-8EXP, or W-8IMY) to the Fund must do so in order to avoid backup withholding. Such form (and additional IRS forms) may be obtained from the Information Agent or the IRS at www.irs.gov. Additionally, if you submitted an IRS Form W-8 without a taxpayer identification number more than three years ago or any information on the IRS Form W-8 that you submitted has changed, you must submit a new IRS Form W-8 to avoid backup withholding.

U.S. Withholding at the Source. Since the Fund cannot determine whether a payment made pursuant to the Offer should be characterized as an “exchange” or a “dividend” for tax purposes at the time of the payment, any payment to a tendering shareholder who is a nonresident alien individual, a foreign trust or estate or a foreign corporation, as such terms are defined in the Internal Revenue Code of 1986, as amended (the “Code”) (a “Non-U.S. Shareholder”), that does not hold its Shares in connection with a trade or business conducted in the United States generally will be treated as a dividend for U.S. federal income tax purposes and generally will be subject to U.S. withholding tax at the rate of 30%. This 30% U.S. withholding tax will apply even if a Non-U.S. Shareholder has provided the required certification to avoid backup withholding (unless a reduced rate under an applicable tax treaty or exemption applies). A tendering Non-U.S. Shareholder who realizes a capital gain on a tender of Shares will not be subject to U.S. federal income tax on such gain, unless the Shareholder is an individual who is physically present in the United States for 183 days or more during the tax year and certain other conditions are satisfied. A tendering Non-U.S. Shareholder who realizes a capital gain may be eligible to claim a refund of the withheld tax by filing a U.S. tax return if the shareholder can demonstrate that the proceeds were not dividends. Special rules may also apply in the case of Non-U.S. Shareholders that are: (i) former citizens or residents of the United States; or (ii) subject to special rules such as “controlled foreign corporations.” Non-U.S. Shareholders are advised to consult their own tax advisers.

Foreign Account Tax Compliance Act (“FATCA”) Withholding. FATCA became effective for U.S. source dividends paid on or after July 1, 2014. Since the Fund cannot determine whether a payment made pursuant to the Offer should be characterized as an “exchange” or a “dividend” for tax purposes at the time of the payment, any payment to a tendering shareholder that is a foreign financial institution (“FFI”) or non-financial foreign entity (“NFFE”) generally will be treated as a dividend for U.S. federal income tax purposes and may be subject to a 30% FATCA withholding tax. The FATCA withholding tax generally can be avoided: (a) by an FFI, if it reports certain direct and indirect ownership of foreign financial accounts held by U.S. persons with the FFI or otherwise complies with FATCA, as described further below, and (b) by an NFFE, if it certifies its status as such and, in certain circumstances, further: (i) certifies that it has no substantial U.S. persons as owners or (ii) if it does have such owners, reports information relating to them. The U.S. Treasury has negotiated intergovernmental agreements (“IGA”) with certain countries and is in various stages of negotiations with a number of other foreign countries with respect to one or more alternative approaches to implement FATCA.

An FFI can avoid FATCA withholding if it is deemed compliant or if it becomes a “participating FFI,” which requires the FFI to enter into a U.S. tax compliance agreement with the IRS under section 1471(b) of the Code (“FFI agreement”) under which it agrees to verify, report and disclose certain of its U.S. accountholders and provided that such entity meets certain other specified requirements. Instead of entering into such an FFI agreement with the IRS, an FFI in a country with an IGA will generally be required to comply with the terms of that IGA (and implementing rules). The FFI will report to the IRS, or, depending on the FFI’s country of residence, to the government of that country (pursuant to the terms and conditions of an applicable IGA and applicable law), which will, in turn, report to the IRS.

Such foreign shareholders also may fall into certain exempt, excepted or deemed compliant categories as established by U.S. Treasury regulations, IGAs, and other guidance regarding FATCA. An FFI or NFFE will need to provide the Fund with the applicable IRS Form W-8 (W-8BEN-E, W-8ECI, W-8EXP or W-8IMY) properly certifying the entity’s status under FATCA, and possibly certain other documentation, in order to avoid FATCA withholding. If a tendering shareholder is subject to withholding under both FATCA and either backup withholding or U.S. withholding at the source, the Fund will withhold only under FATCA (subject to an ability by the Fund to elect to backup withhold in certain circumstances).

Additional Information. For an additional discussion of federal income tax withholding as well as a discussion of certain other federal income tax consequences to tendering shareholders, see Section 14, “Certain Federal Income Tax Consequences.”

3. WITHDRAWAL RIGHTS.

Except as otherwise provided in this Section 3, tenders of Shares made pursuant to the Offer will be irrevocable. If you desire to withdraw Shares tendered on your behalf by a Nominee Holder, you may withdraw by contacting that firm and instructing them to withdraw such Shares. You have the right to withdraw tendered Shares at any time prior to 5:00 p.m. New York City time on the Expiration Date. Upon terms and subject to the conditions of the Offer, the Fund expects to accept for payment properly tendered Shares promptly after the Expiration Date. You may not withdraw your shares after 5:00 p.m. New York City time, on February 12, 2019 through March 13, 2019. If the Fund has not yet accepted tendered Shares for payment by March 13, 2019, you may withdraw your tendered Shares.

To be effective, a written notice of withdrawal must be timely received by the Depositary at the address set forth on page (v) of this Offer. Any notice of withdrawal must specify the name of the person who deposited the Shares to be withdrawn, the number of Shares to be withdrawn, and the names in which the Shares to be withdrawn are registered. Shareholders should contact the Information Agent for instructions if they wish to submit a notice of withdrawal.

If certificates have been delivered to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Depositary and the signature on the notice of withdrawal must be guaranteed by an Eligible Guarantor. If Shares have been delivered pursuant to the book-entry delivery procedure (set forth in Section 2, “Procedures for Tendering Shares”), any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Shares (which must be the same name, number, and book-entry transfer facility from which the Shares were tendered), and must comply with the procedures of DTC.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Depositary, in its sole discretion, whose determination shall be final and binding. Neither the Fund, the Depositary nor any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. Shares properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following the procedures described in Section 2, “Procedures for Tendering Shares,” prior to 5:00 p.m. New York City time on the Expiration Date.

4. PAYMENT FOR SHARES.

For purposes of the Offer, the Fund will be deemed to have accepted for payment (and thereby purchased) Shares that are tendered and not withdrawn when, as and if, it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, the Fund will, promptly after the Expiration Date, accept for payment (and thereby purchase) Shares properly tendered prior to 5:00 p.m. New York City time on the Expiration Date.

Payment for Shares accepted for payment pursuant to the Offer will be made by the Depositary out of funds made available to it by the Fund. The Depositary will act as agent for the Fund for the purpose of effecting payment to the tendering shareholders. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares, (ii) a properly completed and duly executed Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time and will depend upon when Share certificates are received by the Depositary or Book-Entry Confirmations of tendered Shares are received in the Depositary’s account at DTC.

If any tendered Shares are not accepted for payment or are not paid because of an invalid tender, if certificates are submitted for more Shares than are tendered, or if a shareholder withdraws tendered Shares, (i) the shares will be issued in book-entry form and will be electronically held in your account for such unpurchased Shares, as soon as practicable following the expiration, termination or withdrawal of the Offer, (ii) Shares delivered pursuant to the book-entry delivery procedures will be credited to the account from which they were delivered, and (iii) uncertificated Shares held by the Fund’s transfer agent pursuant to the Fund’s dividend reinvestment plan will be returned to the dividend reinvestment plan account maintained by the transfer agent.

The Fund will pay all transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or if unpurchased Shares were registered in the name of, any person other than the tendering holder, or if any tendered certificates are registered or the Shares tendered are held in the name of any person other than the person signing the Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered holder or such other person) payable on account of such transfer will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. In addition, if certain events occur, the Fund may not be obligated to purchase Shares pursuant to the Offer. See Section 5, “Certain Conditions of the Offer.”

Any tendering shareholder or other payee who fails to complete fully and sign the Substitute IRS Form W-9, if one is included with the Letter of Transmittal, may be subject to federal income tax withholding of 24% of the gross proceeds paid to such shareholder or other payee pursuant to the Offer. Non-U.S. shareholders should provide the Depositary with a completed IRS Form W-8 in order to avoid 24% backup withholding. A copy of IRS Form W-8 will be provided upon request from the Depositary. See Section 2, “Procedures for Tendering Shares” and Section 14, “Certain Federal Income Tax Consequences.”

5. CERTAIN CONDITIONS OF THE OFFER.

Notwithstanding any other provision of the Offer, it is the announced policy of the Board of Trustees of the Fund, which may be changed by the Board of Trustees, that the Fund cannot accept tenders or effect repurchases if: (1) such transactions, if consummated, would (a) result in delisting of the Fund’s Shares from the NYSE (the NYSE Listed Company Manual provides that the NYSE would promptly initiate suspension and delisting procedures with respect to closed-end funds if the total market value of publicly held shares and net assets of the entity over sixty consecutive calendar days are each below $5,000,000) or (b) impair the Fund’s status as a regulated investment company under the Code (which would make the Fund subject to U.S. federal income taxes on all of its income and gains in addition to the taxation of shareholders who receive distributions from the Fund); (2) the amount of Shares tendered would require liquidation of such a substantial portion of the Fund’s portfolio securities that the Fund would not be able to liquidate portfolio securities in an orderly manner in light of the existing market conditions and such liquidation would have an adverse effect on the NAV of the Fund to the detriment of non-tendering shareholders; (3) there is any (a) in the Board of Trustees’ judgment, material legal action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Fund; (b) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s), or the National Association of Securities Dealers Automated

Quotation System (“NASDAQ”) National Market System; (c) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State; (d) limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions; (e) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States; or (f) in the Board of Trustees’ judgment, other event or condition which would have a material adverse effect on the Fund or its shareholders if tendered Shares were purchased; or (4) the Board of Trustees determines that effecting any such transaction would constitute a breach of their fiduciary duty owed to the Fund or its shareholders. The Board of Trustees may modify these conditions in light of experience.

The Fund reserves the right, at any time during the pendency of the Offer, to terminate, extend or amend the Offer in any respect. If the Fund determines to terminate or amend the Offer or to postpone the acceptance for payment of or payment for Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided in Section 15, “Extension of Tender Period; Termination; Amendments.” In the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period as provided in Section 15, “Extension of Tender Period; Termination; Amendments.”

6. PURPOSE OF THE OFFER.

Prior to initiating the Offer, the Fund’s Board of Trustees approved the merger and combination of Nuveen Build America Bond Opportunity Fund with and into the Fund. Prior to the merger, each of the Nuveen Build America Bond Opportunity Fund and the Fund had termination dates of December 31, 2020 and June 30, 2020, respectively. Upon the successful completion of the merger, the Fund’s termination date was eliminated, and the Fund transitioned to a perpetual structure. As a result of the elimination of the termination date, shareholders of the Fund gave up the potential incremental return from receiving the then-current NAV at the Fund’s liquidation at the Fund’s termination date, which may have been higher than the market price for the Fund’s common shares at such time. In consideration of the foregoing, the Board of Trustees authorized the Fund to conduct the Offer to allow shareholders who do not wish to maintain their investment in the Fund an opportunity to sell a portion of their investment in the Fund at NAV, less a repurchase fee.

NEITHER THE FUND NOR ITS BOARD OF TRUSTEES MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDER’S SHARES AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS, AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

7. PLANS OR PROPOSALS OF THE FUND.

The Fund has no present plans or proposals, and is not engaged in any negotiations, that relate to or would result in: any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Fund; any purchase, sale or transfer of a material amount of assets of the Fund (other than in its ordinary course of business and in connection with the Offer); any material changes in the Fund’s present capitalization (except as resulting from the Offer or otherwise set forth herein); or any other material changes in the Fund’s structure or business.

8. PRICE RANGE OF SHARES.

The Shares are traded on the NYSE. During each completed fiscal quarter of the Fund during the past two fiscal years the highest and lowest NAV and Market Price per Share were as follows:

Fiscal Quarter Ended	NAV ($)		Market Price ($)
	High	Low	High	Low
December 2018	$21.10	$20.49	$20.22	$18.71
September 2018	$21.81	$21.01	$20.84	$20.00
June 2018	$21.96	$21.19	$20.86	$20.00
March 2018	$22.47	$21.48	$22.02	$20.25
December 2017	$22.71	$21.94	$22.02	$21.12
September 2017	$22.60	$21.82	$22.11	$20.70
June 2017	$22.17	$21.33	$21.20	$20.51
March 2017	$21.80	$21.19	$21.20	$20.07

The Fund pays dividends monthly. It is currently anticipated that shareholders who tender Shares will not receive the February 2019 dividend distribution on tendered Shares. Shareholders tendering Shares are entitled to receive all dividends with an “ex date” on or before the Expiration Date, provided that they own shares as of the dividend record date. Shareholders will not receive the February 2019 dividend distribution on tendered Shares unless the Expiration Date is extended because the expected record date for the February 2019 dividend distribution will be February 20, 2019, and the expected “ex date” will be February 19, 2019. The amount and frequency of dividends in the future will depend on circumstances existing at the time.

9. INTEREST OF TRUSTEES AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.

The members of the Board of Trustees of the Fund are: Terence J. Toth, Margo L. Cook, Jack B. Evans, William C. Hunter, Albin F. Moschner, John K. Nelson, Judith M. Stockdale, Carole E. Stone, Margaret L. Wolff and Robert L. Young. Ms. Cook is considered an “interested person” of the Fund, as that term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”), by reason of her position with Nuveen, LLC and certain of its subsidiaries.

The principal executive officer of the Fund is Cedric H. Antosiewicz, Chief Administrative Officer. The principal financial officer of the Fund is Stephen D. Foy, Vice President and Controller. Correspondence to the Trustees and executive officers of the Fund should be mailed to c/o Nuveen Taxable Municipal Income Fund, 333 West Wacker Drive, Chicago, Illinois 60606, Attn: Secretary.

Based upon the Fund’s records and upon information provided to the Fund by its Trustees, executive officers and affiliates (as such term is used in Rule 12b-2 under the Exchange Act), as of December 31, 2018, the Trustees do not own any Shares of the Fund and executive officers of the Fund, as a group beneficially owned 1,183 Shares of the Fund and less than 1% of the outstanding Shares of the Fund.

The merger of the Nuveen Build America Bond Opportunity Fund into the Fund was completed prior to the open of the NYSE on November 19, 2018. In the merger, the Fund acquired substantially all of the assets and liabilities of Nuveen Build America Bond Opportunity Fund in a tax-free transaction and common shares of Nuveen Build America Bond Opportunity Fund were converted to newly-issued common shares of the Fund in an amount equal to the aggregate net assets of Nuveen Build America Bond Opportunity Fund. The transaction was based upon the funds’ closing net assets on November 16, 2018. The exchange ratio at which common shares of Nuveen Build America Bond Opportunity Fund were converted to common shares of the Fund was

1.07322841. In connection with the merger, Fund executive officers received newly-issued Shares of the Fund in exchange for whole Shares they owned in Nuveen Build America Bond Opportunity Fund, as follows:

Gifford R. Zimmerman:	858 Shares
William A. Sifferman:	338 Shares

In addition to the Shares Mr. Sifferman received in the merger, he also received three (3) Shares through the Fund’s dividend reinvestment plan during the sixty business day period prior to the date hereof. The Fund has been informed that Mr. Zimmerman intends to tender Shares pursuant to the Offer. Mr. Zimmerman will be subject to the same conditions and prorations of the Offer as all other shareholders of the Fund. Other than as described above, based upon the Fund’s records and upon information provided to the Fund by its Trustees, executive officers and affiliates (as such term is used in Rule 12b-2 under the Exchange Act), neither the Fund nor, to the best of the Fund’s knowledge, any of the Trustees or executive officers of the Fund, nor any associates (as such term is used in Rule 12b-2 under the Exchange Act) of any of the foregoing, has effected any transactions in Shares during the sixty business day period prior to the date hereof.

Except as set forth in this Offer to Purchase, neither the Fund nor, to the best of the Fund’s knowledge, any of its affiliates, Trustees or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any Shares (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any Shares, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

10. CERTAIN EFFECTS OF THE OFFER.

Effect on NAV and Consideration Received by Tendering Shareholders. To pay the aggregate purchase price of Shares accepted for payment pursuant to the Offer, the Fund will be required to sell a portion of its portfolio securities. Because the price per Share to be paid in the Offer will be dependent upon the NAV as determined as of the close of ordinary trading on the NYSE on the Expiration Date, if a decline in NAV occurred on the Expiration Date, the consideration received by tendering shareholders would be less than it otherwise might be. In addition, the Fund’s leverage ratio will increase as a result of the Offer, see “Effect on Leverage” below.

The Fund is required by law to pay for tendered Shares it accepts for payment promptly after the Expiration Date of this Offer. If on or prior to the Expiration Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securities and raise sufficient cash.

Recognition of Capital Gains. As noted, the Fund will be required to sell a portion of its portfolio securities pursuant to the Offer. The Fund currently has significant capital loss carryforwards. However, if, at the time of sale, the Fund’s portfolio investments being sold have appreciated in value and the realized gains from such sale were to exceed the amount of the Fund’s available capital loss carryforwards, the sale would result in realization of capital gains or investment income that may then need to be distributed to Fund shareholders. This recognition and distribution of gains, if any, would have two negative consequences: first, shareholders at the time of a declaration of distributions would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case; and second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities, thereby possibly being forced to realize and recognize additional capital gains. It is impossible to predict what the amount of unrealized gains or losses would be in the Fund’s portfolio at the time that the Fund is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized). As of January 9, 2019, there was unrealized net appreciation of $89,918,867, and the Fund has capital loss carry-forwards from prior years.

In addition, some distributed gains may be realized on securities held for one year or less, which would generate income taxable to the shareholders at ordinary income rates. This could adversely affect the Fund’s after-tax performance.

Tax Consequences of Repurchases to Shareholders. The Fund’s purchase of tendered Shares pursuant to the Offer will have tax consequences for tendering shareholders and may have tax consequences for non-tendering shareholders. See Section 14 “Certain Federal Income Tax Consequences.”

Effect on Remaining Shareholders, Higher Expense Ratio and Less Investment Flexibility. The purchase of Shares by the Fund pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of non-tendering shareholders. All shareholders remaining after the Offer will be subject to any increased risks associated with the reduction in the Fund’s aggregate assets resulting from the sale of a portion of the Fund’s portfolio securities to fund payment for the tendered Shares, such as greater volatility due to decreased diversification and proportionately higher expenses. The reduced net assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund, depending on the number of Shares repurchased, and may have an adverse effect on the Fund’s investment performance.

Effect on Percentage of Illiquid or Restricted Securities in the Fund’s Portfolio. As of January 9, 2019, the Fund held illiquid or restricted portfolio securities in an amount equal to approximately 15% of the Fund’s net assets. If the Fund does not purchase any additional illiquid or restricted securities, no existing portfolio securities become illiquid or restricted prior to the Expiration Date, and 20% of the Fund’s Shares are purchased pursuant to the Offer, the portion of illiquid or restricted securities in the Fund’s portfolio would remain approximately 15% of the Fund’s net assets following the Offer.

Effect on Leverage. The Fund utilizes leverage in the form of reverse repurchase agreements. To pay the aggregate purchase price of Shares accepted for payment pursuant to the Offer, the Fund will be required to sell a portion of its portfolio securities, and there will be a reduction in the Fund’s total assets due to the payment for the tendered Shares. As a result, the Fund’s leverage ratio will increase.

Possible Proration. If greater than 20% of the Fund’s Shares are tendered pursuant to the Offer, the Fund would, upon the terms and subject to the conditions of the Offer, purchase Shares tendered on a pro rata basis. Accordingly, shareholders cannot be assured that all of their tendered Shares will be repurchased.

THE OFFER MAY HAVE CERTAIN ADVERSE CONSEQUENCES FOR TENDERING AND NON-TENDERING SHAREHOLDERS.

11. SOURCE AND AMOUNT OF FUNDS.

The actual cost to the Fund cannot be determined at this time because the number of Shares to be purchased will depend on the number tendered, and the price will be 100% of the NAV on the Expiration Date. The price that shareholders receive will be net of a repurchase fee, which is estimated to be less than $0.03 per share, assuming the Offer is fully subscribed. Based on 34,194,864 outstanding Shares as of January 9, 2019 and the NAV of $20.83 per share, assuming the Offer is fully subscribed and a repurchase fee of $0.03 per share, the cost to the Fund would be $142,250,634. Of course, the NAV can change every business day. You can obtain current NAV quotations from Georgeson LLC, the information agent for the Offer (“Information Agent”), at (888) 605-8334.

The monies to be used by the Fund to purchase Shares pursuant to the Offer will be obtained from the proceeds of sales of securities in the Fund’s investment portfolio.

The Board of Trustees believes that the Fund will have sufficient liquidity after the sale of a portion of the securities in the Fund’s investment portfolio to purchase the Shares that may be tendered pursuant to the Offer. However, if, in the judgment of the Board of Trustees, there is not sufficient liquidity of the assets of the Fund to pay for tendered Shares, the Fund may terminate the Offer. See Section 5, “Certain Conditions of the Offer.” The Fund will not borrow money or undertake any other alternative arrangements to finance the purchase of tendered Shares.

12. CERTAIN INFORMATION ABOUT THE FUND.

The Fund was organized as a Massachusetts business trust on December 4, 2009 and is a diversified, closed-end management investment company registered under the 1940 Act. The Shares were first issued to the public on April 30, 2010. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a shareholder and does not continuously offer its Shares for sale to the public. As noted above, the Fund completed a merger prior to the open of the NYSE on November 19, 2018. In the merger, the Fund acquired substantially all of the assets and liabilities of Nuveen Build America Bond Opportunity Fund in a tax-free transaction and common shares of Nuveen Build America Bond Opportunity Fund were converted to newly-issued common shares of the Fund in an amount equal to the aggregate net assets of Nuveen Build America Bond Opportunity Fund.

The Fund’s primary investment objective is to provide current income through investments in taxable municipal securities. The Fund’s secondary investment objective is to seek enhanced portfolio value and total return.

Under normal circumstances, the Fund will invest at least 80% of its Assets in taxable municipal securities. “Assets” means net assets of a Fund plus the amount of any borrowings for investment purposes. The Fund may invest up to 20% of its Assets in securities other than taxable municipal securities, including municipal securities the interest income from which is exempt from regular federal income tax (sometimes referred to as “tax-exempt municipal securities”), U.S. Treasury securities and obligations of the U.S. Government, its agencies and instrumentalities. The Fund may purchase taxable municipal securities (including for purposes of the 80% test) and other tax-exempt municipal securities in the form of bonds, notes, leases or certificates of participation; structured as callable or non-callable; with payment forms that include fixed-coupon, variable rate, zero coupon, capital appreciation bonds, floating rate securities, inverse floating rate securities and other derivative instruments that replicate investment exposure to taxable municipal securities or other municipal securities. Such municipal securities may be acquired through investments in pooled vehicles, partnerships or other investment companies. The Fund may also purchase municipal securities representing a wide range of sectors and purposes.

Nuveen Fund Advisors serves as investment adviser to the Fund pursuant to an investment management agreement. Under the investment management agreement, the Adviser provides investment advisory services to the Fund for an annual fee that consists of two components a fund-level fee, based only on the amount of assets within the Fund, and a complex-level fee, based on the aggregate amount of all eligible fund assets managed by the Adviser. This pricing structure enables Fund shareholders to benefit from growth in the assets within their respective Fund as well as from growth in the amount of complex-wide assets managed by the Adviser.

The Fund’s annual fund-level fee is payable monthly based on average daily managed assets according to the following schedule:

Average Total Daily Managed Assets*	Rate
The first $125 million	0.4500%
For the next $125 million	0.4375%
For the next $250 million	0.4250%
For the next $500 million	0.4125%
For the next $1 billion	0.4000%
For the next $3 billion	0.3750%
For Managed Assets over $5 billion	0.3625%

The Fund’s annual complex-level fee is payable monthly based on average daily managed assets according to the following schedule:

Complex-Level Managed Asset Breakpoint Level*	Effective Rate at Breakpoint Level
$55 billion	.2000%
$56 billion	.1996
$57 billion	.1989
$60 billion	.1961
$63 billion	.1931
$66 billion	.1900
$71 billion	.1851
$76 billion	.1806
$80 billion	.1773
$91 billion	.1691
$125 billion	.1599
$200 billion	.1505
$250 billion	.1469
$300 billion	.1445

*

For the complex-level fees, managed assets include closed-end fund assets managed by the Adviser that are attributable to certain types of leverage. For these purposes, leverage includes the funds’ use of preferred stock and borrowings and certain investments in the residual interest certificates (also called inverse floating rate securities) in tender option bond (TOB) trusts, including the portion of assets held by a TOB trust that has been effectively financed by the trust’s issuance of floating rate securities, subject to an agreement by the Adviser as to certain funds to limit the amount of such assets for determining managed assets in certain circumstances. The complex-level fee is calculated based upon the aggregate daily managed assets of all Nuveen open-end and closed-end funds that constitute “eligible assets.” Eligible assets do not include assets attributable to investments in other Nuveen funds or assets in excess of a determined amount (originally $2 billion) added to the Nuveen fund complex in connection with the Adviser’s assumption of the management of the former First American Funds effective January 1, 2011. As of September 30, 2018, the complex-level fee for each Fund was 0.1588%. The Adviser has retained Nuveen Asset Management, LLC (the “Sub-Adviser”) to serve as the Fund’s sub-adviser. The Adviser pays the Sub-Adviser a portfolio management fee out of the investment management fee it receives from the Fund.

The Fund also is a party to certain other service agreements. The Fund is a party to a Transfer Agency and Service Agreement with Computershare Inc. and Computershare Trust Company, N.A. (collectively, “Computershare”). The Fund pays Computershare an annual maintenance fee plus out-of-pocket expenses for the services it provides as transfer, shareholder services and dividend disbursing agent for the Fund.

State Street Bank and Trust Company (“State Street”) serves as custodian for the Fund’s portfolio securities pursuant to the Amended and Restated Master Custodian Agreement entered into with the Fund (the “Custodian Agreement”). Under the Custodian Agreement, the Fund is obligated to pay State Street reasonable compensation for its services and expenses as agreed upon from time to time between the Fund and State Street. The amounts paid by the Fund under these service agreements are disclosed in the Fund’s financial statements, which can be found in the Fund’s annual and semi-annual reports.

The principal executive office of the Fund is located at 333 West Wacker Drive, Chicago, Illinois 60606.

13. ADDITIONAL INFORMATION.

The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the U.S. Securities and Exchange Commission (the

“Commission”) relating to its business, financial condition and other matters. The Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the Commission. Such reports and other information are available for inspection at the public reference room at the Commission’s office, 100 F Street, N.E., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the Commission’s customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549. Such reports and other information are also available on the Commission’s website (sec.gov).

14. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

The following discussion is a general summary of the U.S. federal income tax consequences of a sale of Shares pursuant to the Offer. Shareholders should consult their own tax advisers regarding the tax consequences of a sale of Shares pursuant to the Offer, as well as the effects of state, local and foreign tax laws. See also “Federal Income Tax Withholding,” in Section 2.F.

Federal Income Tax Consequences to Tendering Shareholders - U.S. Shareholders.

In General. A shareholder’s tender of all or a part of its Shares for cash pursuant to the Offer will be a taxable transaction for federal income tax purposes. The tax consequences of the sale will be determined in part under the stock redemption rules of Section 302 of the Code. The amount and characterization of income recognized by a shareholder in connection with a sale pursuant to the Offer will depend on whether the sale is treated as an “exchange” or a “dividend” for tax purposes.

Treatment as an Exchange. If the redemption qualifies under any of the provisions of Section 302(b) of the Code, as more fully described below, the cash received pursuant to the Offer will be treated as a distribution from the Fund in exchange for the Shares sold. The treatment accorded to such an exchange results in a shareholder’s recognizing gain or loss equal to the difference between (a) the cash received by the shareholder pursuant to the Offer and (b) the shareholder’s adjusted tax basis in the Shares surrendered. Assuming the Shares are held as capital assets, such recognized gain or loss will be capital gain or loss. If the Shares were held longer than one year, such capital gain or loss will be long-term. The maximum rate on long-term capital gains for individuals applicable to such a sale of Shares is 20%. If the Shares were held for one year or less, such capital gain or loss will be short-term, taxable as ordinary income. The maximum rate on ordinary income for individuals is 37%. Under certain “wash sales” rules, recognition of a loss on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent a shareholder acquires Shares within 30 days before or after the date Shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss.

Treatment as a Dividend. If none of the provisions under Section 302(b) of the Code outlined below are satisfied, a shareholder will be treated as having received a dividend taxable as ordinary income in an amount equal to the entire amount of cash received by the shareholder for its Shares pursuant to the Offer to the extent the Fund has current and/or accumulated earnings and profits. Any amounts treated as distributions to shareholders in excess of the Fund’s current and accumulated earnings and profits will be treated as a return of capital to such shareholders to the extent of their basis in their Shares and then as capital gain (which will be long-term or short-term depending on such shareholder’s applicable holding period for the Shares tendered).

Accordingly, the difference between “dividend” and “sale or exchange” treatment is important with respect to the amount (there is no basis offset for dividends) and character of income that tendering shareholders are deemed to receive. While the marginal tax rates for dividends and capital gains remains the same (21%) for corporate shareholders, under the Code the top income tax rate on ordinary income of individuals (37%) exceeds the maximum tax rate on net capital gains (20%) except to the extent any such dividends are designated by the Fund as qualified dividend income taxable at the same rate as net capital gains. In general, for individuals the amount of dividends that may be designated by the Fund as qualified dividend income cannot exceed the amount of qualified dividend income earned by the Fund on its investments for the taxable year. For corporate shareholders, the amount of dividends that may be designated by the Fund as qualifying for the 50% corporate dividends-received deduction cannot exceed the amount of the dividends received by the Fund on its investments in domestic corporations for the taxable year.

Each shareholder’s tax adviser should determine whether that shareholder qualifies under one of the provisions of Section 302(b) of the Code. In the event that the transaction is treated as a dividend distribution to a shareholder for federal income tax purposes, such shareholder’s remaining tax basis in the Shares actually redeemed will be added to the tax basis of such shareholder’s remaining Shares in the Fund. In the event that a shareholder actually owns no Shares in the Fund after the redemption, but the transaction is nevertheless treated as a dividend distribution because such shareholder constructively owns Shares in the Fund (see below), such shareholder’s tax basis should be added to Shares in the Fund owned by related persons that were considered constructively owned by such shareholder.

Constructive Ownership of Stock. In determining whether the provisions under Section 302(b) of the Code, as described below, are satisfied, a shareholder must take into account not only Shares actually owned by such shareholder, but also Shares that are constructively owned within the meaning of Section 318 of the Code. Under Section 318 of the Code, a shareholder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the shareholder or a related individual or entity has an interest. The rules of constructive ownership are complex and must be applied to a particular shareholder’s situation by a tax adviser.

The Provisions of Section 302(b) of the Code. Under Section 302(b) of the Code, a redemption will be taxed as an exchange, and not as a dividend, if it (a) results in a “complete redemption” of all the Shares owned by a shareholder, (b) is “substantially disproportionate” with respect to a shareholder, or (c) is “not essentially equivalent to a dividend” with respect to a shareholder. Each shareholder should be aware that, under certain circumstances, sales, purchases, or transfers of Shares in the market or to or from other parties contemporaneous with sales pursuant to the Offer may be taken into account in determining whether the tests under clause (a), (b), or (c) above are satisfied. Further, the Fund believes that in the event the Offer is oversubscribed, resulting in a proration, it is likely that less than all the Shares tendered by a shareholder will be purchased by the Fund. Proration may affect whether a sale by a shareholder will satisfy the provisions (a), (b), or (c) above.

A brief description of the three major applicable provisions of Section 302(b) of the Code is as follows:

1. A Complete Redemption of Interest. The receipt of cash by a shareholder will result in a “complete redemption” of all the Shares owned by the shareholder within the meaning of Section 302(b)(3) of the Code if either (i) all the Shares actually and constructively owned by the shareholder are sold pursuant to the Offer or (ii) all the Shares actually owned by the shareholder are sold pursuant to the Offer, the only Shares the shareholder constructively owns are actually owned by such shareholder’s family members, and the shareholder is eligible to waive and effectively waives, under procedures described in Section 302(c) of the Code, such constructive ownership.

2. A Substantially Disproportionate Redemption. The receipt of cash by a shareholder will be “substantially disproportionate” with respect to such shareholder within the meaning of Section 302(b)(2) of the Code if the percentage of the total outstanding Shares actually and constructively owned by the shareholder immediately following the sale of Shares pursuant to the Offer is less than 80 percent of the percentage of the total outstanding Shares actually and constructively owned by such shareholder immediately before such sale.

3. Not Essentially Equivalent to a Dividend. Even if a sale by a shareholder fails to meet the “complete redemption” or “substantially disproportionate” tests, a shareholder may nevertheless meet the “not essentially equivalent to a dividend” test. Whether a specific redemption is “not essentially equivalent to a dividend” depends on the individual shareholder’s facts and circumstances. In any event, the redemption must result in a “meaningful reduction” of the shareholder’s proportionate interest in the Fund. The IRS has indicated in a published ruling that, in the case of a minority shareholder in a publicly held corporation whose relative stock investment in the corporation was minimal and who exercised no control over corporate affairs, a small reduction in the percentage ownership interest of such shareholder in such corporation (from .0001118 percent to .0001081 percent – 3.3 percent reduction under the facts of this ruling) was sufficient to constitute a “meaningful reduction.” Shareholders seeking to rely on this test should consult their own tax advisers as to the application of this particular standard to their own situations.

Backup Withholding. The Depositary may be required to withhold 24% of the gross proceeds paid to a shareholder or other payee pursuant to the Offer unless either: (a) the shareholder has completed and submitted to the Depositary the Substitute IRS Form W-9, if one is included with the Letter of Transmittal, providing the shareholder’s taxpayer identification number/social security number and certifying under penalties of perjury: (i) that such number is correct, (ii) either that (A) the shareholder is exempt from backup withholding, (B) the shareholder has not been notified by the IRS that the shareholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (C) the IRS has notified the shareholder that the shareholder is no longer subject to backup withholding, (iii) the shareholder is a U.S. citizen or other U.S. person (as defined in IRS Form W-9), and (iv) the FATCA code(s) entered on the form (if any) indicating that the shareholder is exempt from FATCA reporting is correct; or (b) an exception applies under applicable law and Treasury regulations.

Medicare Tax. A 3.8% Medicare tax is imposed on net investment income earned by certain individuals, estates and trusts. “Net investment income,” for these purposes, means investment income, including ordinary dividends and net gains from taxable dispositions of Fund shares, reduced by the deductions properly allocable to such income. In the case of an individual, the tax will be imposed on the lesser of (1) the shareholder’s net investment income or (2) the amount by which the shareholder’s modified adjusted gross income exceeds $250,000 (if the shareholder is married and filing jointly or a surviving spouse), $125,000 (if the shareholder is married and filing separately) or $200,000 (in any other case). This Medicare tax, if applicable, is reported by you on, and paid with, your federal income tax return.

Federal Income Tax Consequences to Tendering Shareholders—Non-U.S. Shareholders.

U.S. Withholding at the Source. Since the Fund cannot determine whether a payment made pursuant to the Offer should be characterized as an “exchange” or a “dividend” for tax purposes at the time of the payment, any payments to a tendering shareholder who is a Non-U.S. Shareholder that does not hold its Shares in connection with a trade or business conducted in the United States generally will be treated as a dividend for U.S. federal income tax purposes and generally will be subject to U.S. withholding tax at the rate of 30%. This 30% U.S. withholding tax will apply even if the Non-U.S. Shareholder has provided the required certification to avoid backup withholding (unless a reduced rate under an applicable tax treaty or exemption applies). In order to obtain a reduced rate of withholding under an applicable tax treaty, a Non-U.S. Shareholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN or W-8BEN-E. In order to obtain an exemption from withholding on the grounds that the Non-U.S. Shareholder holds its Shares in connection with a trade or business conducted in the United States, the Non-U.S. Shareholder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. Such forms (and additional IRS forms) may be obtained from the Information Agent or the IRS at www.irs.gov.

A tendering Non-U.S. Shareholder who realizes a capital gain on a tender of Shares will not be subject to U.S. federal income tax on such gain, unless the Shareholder is an individual who is physically present in the United States for 183 days or more during the tax year and certain other conditions are satisfied. A tendering Non-U.S. Shareholder who realizes a capital gain may be eligible to claim a refund of the withheld tax by filing a U.S. tax return and demonstrating that it satisfies one of the provisions of Section 302 described above or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Special rules may also apply in the case of Non-U.S. Shareholders that are: (i) former citizens or residents of the United States; or (ii) subject to special rules such as “controlled foreign corporations.” Non-U.S. Shareholders are advised to consult their own tax advisers.

Backup Withholding and Certification Rules. Non-U.S. shareholders have special U.S. tax certification requirements to avoid backup withholding at a rate of 24%, and if applicable, to obtain the benefit of any income tax treaty between the non-U.S. shareholder’s country of residence and the United States. To claim these tax benefits, the non-U.S. shareholder must provide the Depositary with a properly completed IRS Form W-8BEN (or other IRS Form W-8, where applicable, or their substitute forms) to establish his or her status as an non-U.S. shareholder, to claim beneficial ownership over Shares, and to claim, if applicable, a reduced rate of or exemption from withholding tax under the applicable treaty. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding.

FATCA Withholding. FATCA became effective for U.S. source dividends paid on or after July 1, 2014. Since the Fund cannot determine whether a payment made pursuant to the Offer should be characterized as an “exchange” or a “dividend” for tax purposes at the time of the payment, any payment to a tendering shareholder that is a foreign financial institution (“FFI”) or non-financial foreign entity (“NFFE”) generally will be treated as a dividend for U.S. federal income tax purposes and may be subject to a 30% FATCA withholding tax. The FATCA withholding tax generally can be avoided: (a) by an FFI, if it reports certain direct and indirect ownership of foreign financial accounts held by U.S. persons with the FFI or otherwise complies with FATCA, as described further below, and (b) by an NFFE, if it certifies its status as such and, in certain circumstances, further: (i) certifies that it has no substantial U.S. persons as owners or (ii) if it does have such owners, reports information relating to them. The U.S. Treasury has negotiated intergovernmental agreements (“IGA”) with certain countries and is in various stages of negotiations with a number of other foreign countries with respect to one or more alternative approaches to implement FATCA.

An FFI can avoid FATCA withholding if it is deemed compliant or if it becomes a “participating FFI,” which requires the FFI to enter into a U.S. tax compliance agreement with the IRS under section 1471(b) of the Code (“FFI agreement”) under which it agrees to verify, report and disclose certain of its U.S. accountholders and provided that such entity meets certain other specified requirements. Instead of entering into an FFI agreement, an FFI in a country with an IGA will generally be required to comply with the terms of that IGA (and implementing rules). The FFI will report to the IRS, or, depending on the FFI’s country of residence, to the government of that country (pursuant to the terms and conditions of an applicable IGA and applicable law), which will, in turn, report to the IRS.

Such foreign shareholders also may fall into certain exempt, excepted or deemed compliant categories as established by U.S. Treasury regulations, IGAs, and other guidance regarding FATCA. An FFI or NFFE will need to provide the Fund with the applicable IRS Form W-8 (W-8BEN-E, W-8ECI, W-8EXP or W-8IMY) properly certifying the entity’s status under FATCA, and possibly certain other documentation, in order to avoid FATCA withholding. If a tendering shareholder is subject to withholding under both FATCA and either backup withholding or U.S. withholding at the source, the Fund will withhold only under FATCA (subject to an ability by the Fund to elect to backup withhold in certain circumstances).

Non-U.S. Shareholders are urged to consult their own tax advisers regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Federal Income Tax Consequences to Non-Tendering Shareholders.

Federal Income Tax Consequences to Non-Tendering Shareholders. If the sale of Shares pursuant to the Offer is treated as a “dividend” to a tendering shareholder, a constructive dividend under Section 305 of the Code may result to non-tendering shareholders whose proportionate interest in the earnings and assets of the Fund has been increased as a result of such tender. Under Section 305 of the Code, a distribution by a corporation of its stock or rights to acquire its stock is treated as a dividend if the distribution (or a series of distributions of which such distribution is one) has the result of (1) the receipt of money or other property by some shareholders, and (2) an increase in the proportionate interests of other shareholders in the assets or earnings and profits of the corporation. An exception to this rule is provided for a distribution of property incident to an isolated redemption of stock (for example, pursuant to a tender offer).

The Fund does not believe the Offer should cause non-tendering shareholders to realize constructive distributions on their Shares under Section 305 of the Code, but rather, the Offer should be treated as an “isolated transaction” within the meaning of Treasury regulations. This is because, among other things, the Fund is not required by its charter, bylaws, federal or state law, or otherwise to redeem any of its Shares, the Board has a fiduciary duty to the Fund and its shareholders to consider the appropriateness of any share repurchase, and the Fund has no absolute commitment to make any further tender offers subsequent to the present Offer.

The U.S. federal income tax discussion set forth above is a summary included for general information purposes only. In view of the individual nature of tax consequences, each shareholder is advised to consult its own tax adviser with respect to the specific tax consequences to it of the Offer, including the effect and applicability of state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

15. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS.

The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying the Information Agent and making a public announcement thereof. In the event that the Fund so elects to extend the tender period, the NAV for the Shares tendered will be computed as of the close of ordinary trading on the NYSE on the newly designated Expiration Date. During any such extension, all Shares previously tendered and not purchased or withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate the Offer and not to purchase or pay for any Shares or, subject to applicable law, postpone payment for Shares upon the occurrence of any of the conditions specified in Section 5, “Certain Conditions of the Offer”; and (b) amend the Offer in any respect by making a public announcement thereof. Such public announcement will be issued no later than 9:30 a.m. New York City time not later than the next business day after the previously scheduled Expiration Date and will disclose the approximate number of Shares tendered as of that date. Without limiting the manner in which the Fund may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law (including Rule 13e-4(d)(2), Rule 13e-4(e)(3), and Rule 14e-1(d) under the Exchange Act), the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement.

If the Fund materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Fund increases or decreases the price to be paid for Shares, or the Fund increases or decreases the number of Shares being sought and (ii) the Expiration Date is less than ten business days away, then the Expiration Date will be extended at least ten business days from the date of the notice.

16. FEES AND EXPENSES.

The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer. The Fund will reimburse these firms for customary handling and mailing expenses incurred in forwarding the Offer. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Fund or the Depositary for purposes of the Offer.

The Fund has retained Georgeson LLC to act as information agent (“Information Agent”) and Computershare to act as depositary (“Depositary”). The Fund will pay the Information Agent and Depositary reasonable and customary compensation for their services and will also reimburse them for certain out-of-pocket expenses and indemnify them against certain liabilities. Shares will be purchased at 100% of the Fund’s NAV. The price that shareholders receive will be net of a repurchase fee, which is estimated to be less than $0.03 per share, assuming the tender offer is fully subscribed. The repurchase fee is to pay direct costs of the tender offer. Such costs may include, but are not limited to, legal fees and printing, mailing and other expenses. Any costs of the Offer that exceed the amount of the repurchase fee will be paid by the Fund.

17. MISCELLANEOUS.

The Offer is not being made to, nor will the Fund accept tenders from, owners of Shares in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of that jurisdiction. The Fund is not aware of any jurisdiction in which the making of the Offer or the tender of Shares would not be in compliance with the laws of that jurisdiction. However, the Fund reserves the right to exclude holders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusions of holders residing in that jurisdiction is permitted under Rule 13e-4(f)(9) under the Exchange Act.

Nuveen Taxable Municipal Income Fund

January 14, 2019